                                                               CONFORMED VERSION

                    CONFIRMATION FOR EQUITY SWAP TRANSACTION
          AMONG TRANSMISSION FUTURE NETWORKS B.V. , FRANCE TELECOM S.A.
                   AND SALOMON BROTHERS INTERNATIONAL LIMITED

             The purpose of this confirmation, dated as of July 5, 2000 (this "Confirmation"), is to set forth the terms and conditions of the equity swap transaction (the "Transaction") that Transmission Future Networks B.V. ("Counterparty") and France Telecom S.A. ("FT", and FT together with Counterparty, the "FT Parties") entered into with Salomon Brothers International Limited ("Salomon") on the Trade Date specified below. This Confirmation evidences a complete binding agreement between the FT Parties and Salomon as to the terms of the Transaction to which this Confirmation relates.

             This Confirmation will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan in New York City and the United States District Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

             1. Each party will make each payment specified in this Confirmation as being payable by it, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing. This Confirmation shall constitute the written agreement between the FT Parties and Salomon with respect to this Transaction.

             2. Each obligation of the FT Parties, on the one hand, and Salomon, on the other hand, under Sections 5, 6, 7 and 11(h) of this Confirmation is subject to (i) the condition precedent that no Event of Default or Potential Event of Default with respect to the other has occurred and is continuing, (ii) the condition precedent that no Early Termination Date has occurred or been effectively designated and (iii) each other applicable condition precedent specified in this Confirmation.

             3. The Transaction to which this Confirmation relates is an equity swap transaction, the terms of which are as follows:

             4. CERTAIN DEFINITIONS:

Business Day:                          means a day (other than a Saturday or a
                                       Sunday) on which commercial banks
                                       generally are open for business in London
                                       and New York.

Calculation Period:                    means the period from and including each
                                       Floating Amount Payment Date (or, in the
                                       case of the first Calculation Period,
                                       June 5, 2001) to but excluding the next
                                       succeeding Floating Amount Payment Date.

Cash Dividends:                        means the amount of all cash dividends or
                                       other cash distributions (net of any
                                       withholding taxes that are required to be
                                       withheld from such dividends or
                                       distributions) received by or on behalf
                                       of Salomon with respect to the Covered
                                       Securities with an "ex-dividend" date
                                       after the Trade Date and on or prior to
                                       the final Sale Date (other than dividends

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
                                       resulting in an adjustment pursuant to
                                       Section 8).

Commission:                            means (i) if the Covered Securities are
                                       sold in an Underwritten Offering (as
                                       defined in Section 7), 3% of the
                                       aggregate offering price of such Covered
                                       Securities; (ii) if the Covered
                                       Securities are sold in a Gradual Market
                                       Distribution or Block Sale, $0.03125 per
                                       Common Share; and (iii) if the Covered
                                       Securities are sold in an Alternative
                                       Distribution, an amount to be agreed by
                                       the parties.

Common Shares:                         means shares of the common stock of Crown
                                       Castle, par value $0.01 per share.

Covered Securities:                    means the 17,713,536 Common Shares
                                       constituting "Residual Shares" (as
                                       defined in the Disposition Agreement)
                                       acquired by Salomon pursuant to the
                                       Purchase Agreement.

Credit Event:                          shall occur if (i) an "FT Credit Event"
                                       (as defined in the Disposition Agreement)
                                       has occurred or (ii) on or following the
                                       Unwind Start Date, (A) FT's unsecured and
                                       unsubordinated long-term debt rating is
                                       at or below BBB- by Standard and Poor's
                                       Ratings Services (or its successor) and
                                       Baa3 by Moody's Investors Service, Inc.
                                       (or its successor) (or either such rating
                                       is suspended or withdrawn) and (B) the
                                       government of France shall cease to own,
                                       directly or indirectly, at least 51% of
                                       the outstanding equity securities of FT.

Crown Castle:                          means Crown Castle International Corp.

Disposition Agreement:                 means the Disposition Agreement, dated as
                                       of May 17, 2000, among Crown Castle,
                                       Crown Castle UK Holdings Limited, FT,
                                       Telediffusion de France International
                                       S.A., Counterparty, and the financial
                                       institutions party thereto, as amended
                                       and supplemented on June 5, 2000 and from
                                       time to time.

Exchange Act:                          means the U.S. Securities Exchange Act of
                                       1934, as amended.

Floating Amount:                       means, for any Calculation Period, the
                                       product of (i) the Outstanding Notional
                                       Amount as of the end of such Calculation
                                       Period, (ii) the applicable Floating Rate
                                       for such Calculation Period, (iii) the
                                       number of days in such Calculation Period
                                       and (iv) 1/360.

Floating Amount Payment Date:          means March 5, June 5, September 5 and
                                       December 5 in each year commencing with
                                       September 5, 2001 (or, if any such date
                                       is not a Business Day, the next Business
                                       Day).

Floating Rate:                         means, for any relevant period, LIBOR for
                                       such period plus the Spread.

Initial Notional Amount:               means $504,835,776.

Initial Price:                         means $28.50 per Covered Security.



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
LIBOR: means, for any relevant period, the rate per annum for U.S. dollar LIBOR for the appropriate designated maturity, as determined by Salomon, appearing (except as provided in the following sentence) on Telerate Page 3750 or any replacement of that page at 11:00 a.m., London time, two
                                       London business days prior to the start
                                       of such period, provided that if the rate does not appear on such page at that time, it shall be determined as if USD-LIBOR-Reference Banks (as defined in the 1991 ISDA Definitions (with appropriate modifications)) had been specified for purposes of determining the rate. If the relevant period is one week or less, the designated maturity shall be one week, and the rate shall be determined as if USD-LIBOR-LIBO (as defined in the 1991 ISDA Definitions
                                       (with appropriate modifications)) had
                                       been specified for purposes of
                                       determining the rate. LIBOR shall
                                       otherwise be determined by linear
                                       interpolation if the relevant period does not correspond exactly to a designated maturity for which rates appear on Telerate Page 3750 or its replacement.
                                       Except as otherwise provided herein or
                                       unless the parties otherwise agree, the
                                       designated maturity for determining LIBOR shall be three months.

Maturity Date:                         means the "Final Disposition Date" (as
                                       defined in the Disposition Agreement)
                                       (or, if such date is not a Trading Day,
                                       the next Trading Day).

Net Settlement Amount:                 means, for any Settlement Date, (i) the
                                       Sale Proceeds for such Settlement Date
                                       minus (ii) the aggregate Commission for
                                       the sale of all Covered Securities on the
                                       related Sale Date minus (iii) the
                                       aggregate Initial Price for the Covered
                                       Securities sold on the related Sale Date.

Outstanding Notional Amount:           means, as of any date, the Initial
                                       Notional Amount minus the aggregate
                                       Initial Price of all Covered Securities
                                       sold pursuant to Section 7 with
                                       Settlement Dates on or prior to such
                                       date.

Principal Market:                      means the NASDAQ National Market System
                                       or the principal national securities
                                       exchange or quotation system on which the
                                       Common Shares may be listed or otherwise
                                       included in the future should they cease
                                       to be quoted on such exchange or
                                       quotation system.

Purchase Agreement:                    means the Purchase Agreement, dated as of
                                       July 5, 2000, among Counterparty, FT and
                                       Salomon.

Remaining Securities:                  means, as of any Trading Day, all Covered
                                       Securities other than those Covered
                                       Securities sold or caused to be sold by
                                       Salomon hereunder on or prior to such
                                       Trading Day.

Sale Date:                             means each date in the Unwind Period (as
                                       defined in Section 7) on which Covered
                                       Securities are sold pursuant to Section
                                       7.

Sale Proceeds:                         means, for any Settlement Date, the
                                       aggregate proceeds from the sale of
                                       Covered Securities (net of any
                                       withholding taxes that are required to be
                                       withheld from such sales proceeds)
                                       pursuant to Section 7 on the related

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

                                       Sale Date.

Securities Act:                        means the U.S. Securities Act of 1933, as
                                       amended.

Settlement Floating Amount:            means, for any Settlement Date, an amount
                                       equal to the product of (i) the aggregate
                                       Initial Price for all Covered Securities
                                       sold on the related Sale Date, (ii) the
                                       Floating Rate for the Calculation Period
                                       in which such Settlement Date occurs,
                                       (iii) the number of days in the period
                                       from and including the immediately
                                       preceding Floating Amount Payment Date
                                       (or, prior to the first Floating Amount
                                       Payment Date, from and including June 5,
                                       2001) to but excluding such Settlement
                                       Date, and (iv) 1/360.

Settlement Date:                       means, in respect of a Sale Date, the day
                                       on which Salomon receives the aggregate
                                       proceeds from the sale of Covered
                                       Securities pursuant to Section 7 on such
                                       Sale Date.

Spread:                                means 0.40% per annum.

Trade Date:                            means July 5, 2000.

Trading Day:                           means each day on which the Principal
                                       Market is open for trading.

Unwind Start Date:                     means June 5, 2001 (or, if such date is
                                       not a Trading Day, the next Trading Day)
                                       or such earlier date as may be agreed by
                                       the parties.

             5. FLOATING AMOUNT PAYMENTS:

         (a) On the Trade Date, Counterparty shall pay to Salomon
$32,277,072.14.

         (b) On the Trade Date, Counterparty shall pay to Salomon a non-refundable prepaid spread of $1,766,925.22, and on June 5, 2001 (or, if such date is not a Business Day, the next Business Day), Counterparty shall pay to Salomon a non-refundable prepaid spread of 0.10% multiplied by the Outstanding Notional Amount on such date.

         (c) On each Floating Amount Payment Date, Counterparty shall pay to Salomon an amount equal to (i) the Floating Amount for the Calculation Period ending on such Floating Amount Payment Date minus (ii) an amount equal to the amount of all Cash Dividends received in respect of the Covered Securities during such Calculation Period.

         (d) On each Settlement Date, Counterparty shall pay to Salomon the Settlement Floating Amount for such Settlement Date.

         (e) If the parties agree to an Unwind Start Date that is prior to June 5, 2001, Salomon will refund a portion of the payment made pursuant to Section 5(a), which portion shall be determined based on (i) the period remaining until June 5, 2001 as compared to the period from the Trade Date until June 5, 2001,
(ii) the pace at which the Remaining Securities are sold, and (iii) the number of Remaining Securities so sold as compared to the total number of Covered Securities. Counterparty shall, on the

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

same date as such refund is made, pay to Salomon an amount equal to the breakage costs incurred by Salomon as a result of such early Unwind Start Date, calculated in a manner consistent with Section 11(d).

             6. SETTLEMENT OBLIGATIONS; DIVIDENDS; FEES:

         (a) Settlement Obligations. On each Settlement Date, (i) if the Net Settlement Amount for such Settlement Date is positive, Salomon shall pay to Counterparty an amount equal to such Net Settlement Amount or (ii) if such Net Settlement Amount is negative, Counterparty shall pay to Salomon an amount equal to the absolute value of such Net Settlement Amount.

         (b) Dividends. Salomon shall transfer or cause the transfer to Counterparty of any non-cash dividend or other non-cash distribution with respect to the Covered Securities with an "ex-dividend date" after the Trade Date and on or prior to the final Sale Date (other than dividends resulting in an adjustment pursuant to Section 8), in the same form in which such dividend or distribution was made, promptly following receipt by Salomon of such dividend or distribution.

         (c) Fees. In addition to any amounts to which Salomon or its affiliates are entitled as Commissions, the FT Parties shall, jointly and severally, fund or reimburse Salomon, promptly upon demand, for, all fees and expenses required to be paid by Salomon and its affiliates pursuant to the terms of the Disposition Agreement in connection with the disposition of the Covered Securities.

             7. UNWIND PERIOD:

         (a) Unwind Period. The "Unwind Period" shall be the period commencing on and including the Unwind Start Date and ending on and including the Trading Day as of which Salomon has sold or caused to be sold all of the Remaining Securities.

         (b) Counterparty-Directed Unwind. Counterparty shall be entitled to direct Salomon to sell or cause to be sold the Covered Securities on any Trading Day or Trading Days in the Unwind Period and to designate the Manner of Sale (as defined below) in connection with each such sale; provided that Counterparty shall direct Covered Securities to be sold such that the Unwind Period ends no later than the Maturity Date. If Counterparty elects a Gradual Market Distribution or a Block Sale in respect of a Trading Day in the Unwind Period, Counterparty shall direct the amount, timing and other terms of the sale of Covered Securities by or on behalf of Salomon on such Trading Day. Salomon shall use reasonable efforts to follow such directions from Counterparty. If Salomon does not sell or cause the sale of all the Covered Securities directed by Counterparty in respect of any Trading Day, Salomon shall notify Counterparty thereof and use reasonable efforts to follow Counterparty's direction with respect to such unsold Covered Securities. Notwithstanding the foregoing, Salomon and its affiliates shall not be required to follow any direction of Counterparty pursuant to this subsection (b) if, in Salomon's reasonable judgment, such direction would violate or be inconsistent with any law, treaty, rule, regulation or determination of any governmental authority, court or arbitrator (or any related internal policy of Salomon or its affiliates) applicable to Salomon or any of its affiliates or Salomon's or its affiliates' obligations under the Disposition Agreement. On any date in respect of which Counterparty directs the sale of Covered Securities pursuant to this Section 7, each of the FT Parties represents and warrants to Counterparty that neither it nor any of its Affiliates is in possession of any material nonpublic information concerning Crown Castle or its Affiliates.

         (c) Required Dispositions. Notwithstanding anything to the contrary herein, (i) if Salomon receives a "Required Disposition Notice" from Crown Castle pursuant to Section 4.02(d) of the

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

Disposition Agreement or not all Covered Securities have been sold by the Maturity Date, Salomon shall be entitled to sell or cause the sale of all Remaining Securities on subsequent Trading Days in such amounts, at such prices and at such times as it determines in its sole discretion and to designate in its sole discretion the Manner of Sale in connection therewith; and (ii) if Crown Castle appoints an investment banking firm to conduct a sale of Covered Securities pursuant to Section 4.02(e) of the Disposition Agreement, Salomon shall sell or cause the sale of the Remaining Securities as provided in Section 4.02(e) of the Disposition Agreement.

         (d) Manner of Sale. "Manner of Sale" means, with respect to any sale of Covered Securities on a Trading Day during the Unwind Period:

         (i) an underwritten fixed price or "at the market" marketed bookbuild public offering of the Covered Securities, with respect to which Salomon shall be entitled to designate Salomon Smith Barney Inc. ("SSB") or one or more other affiliates of Salomon as the sole book running manager (an "Underwritten Offering");

         (ii) a sale of Covered Securities into the existing trading market for outstanding shares of the same class at other than a fixed price on the Principal Market or to or through a market maker or broker or dealer, with respect to which Salomon shall be entitled to designate SSB or one or more other affiliates of Salomon as the sole agent, executing dealer or other intermediary (a "Gradual Market Distribution");

         (iii) a privately negotiated agency sale (other than a private placement) involving at least a block of the Covered Securities, with respect to which Salomon shall be entitled to designate SSB or one or more other affiliates of Salomon as the sole agent, executing dealer or other intermediary (a "Block Sale"); or

         (iv)     a sale of Covered Securities other than pursuant to clauses
                  (i) through (iii) (including without limitation a sale of Covered Securities on a private placement basis or a sale otherwise covered by clause (i) but for which SSB or one or more other affiliates of Salomon is not the sole book running manager) in such manner and on such terms and conditions as are agreed by the parties (an "Alternative Distribution").

         Notwithstanding anything to the contrary herein, (A) Counterparty may not designate an Underwritten Offering as the Manner of Sale for any sale of Covered Securities hereunder unless the conditions set forth in Annex I hereto with respect to such Covered Securities are satisfied or waived by Salomon, and
(B) Counterparty may not designate a Gradual Market Distribution or Block Sale as the Manner of Sale for any sale of Covered Securities hereunder unless (i) the conditions set forth in Annex I hereto with respect to such Covered Securities are satisfied or waived by Salomon or (ii) such sale is entitled to be made and is made in accordance with Rule 144 under the Securities Act and Counterparty shall have furnished to Salomon and, if required, Crown Castle an opinion of counsel reasonably satisfactory to Salomon to such effect and such other certificates and documents required by Crown Castle or reasonably requested by Salomon in connection therewith. If at any time during an Underwritten Offering, Gradual Market Distribution or Block Sale any of the applicable requirements specified in this paragraph or in Annex I hereto are not satisfied, (x) Counterparty shall immediately notify Salomon upon obtaining knowledge thereof and (y) Salomon shall be entitled to stop selling Covered Securities pursuant to such Underwritten Offering, Gradual Market Distribution or Block Sale, in which case such unsold Covered Securities shall be treated for all purposes as Remaining Securities.

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             8. ADJUSTMENT EVENTS:

         In the event of (i) a subdivision, consolidation or reclassification of any class of Covered Securities into a different number or kind of shares of stock, (ii) a dividend on the Common Shares paid in Common Shares, (iii) a merger or other transaction whereby the outstanding Common Shares are exchanged for another class of securities, securities of another issuer and/or other property, or (iv) any other similar event with respect to the Covered Securities (an "Adjustment Event"), then in each case, Salomon shall make appropriate adjustments to the terms of this Transaction such that the fundamental economic terms of this Transaction are equivalent to those in effect immediately prior to the Adjustment Event.

             9. EVENTS OF DEFAULT AND TERMINATION EVENTS:

         (a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party (provided that an Event of Default with respect to FT shall be deemed an Event of Default with respect to Counterparty):

             (i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment or delivery under this Confirmation required to be made by it if such failure is not remedied on or before the third Business Day after notice of such failure is given to the party;

             (ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment or delivery under this Confirmation or to give notice of a Termination Event) to be complied with or performed by the party in accordance with this Confirmation if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

             (iii) Credit Support Default.

                  (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

                  (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Confirmation prior to the satisfaction of all obligations of such party under this Transaction without the written consent of the beneficiary under such Credit Support Document; or

                  (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

             (iv) Misrepresentation. A representation made by the party or any Credit Support Provider of such party in this Confirmation or any Credit Support Document proves to have been incorrect or misleading in any material respect when made;

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

             (v) Bankruptcy. The party or any Credit Support Provider of such party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
             (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or
             (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

             (vi) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:

                  (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Confirmation or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to Salomon, if such party is Counterparty or FT, or Counterparty, if such party is Salomon; or

                  (2) the benefits of any Credit Support Document fail to extend (without the consent of the beneficiary thereof) to the performance by such resulting, surviving or transferee entity of its obligations under this Confirmation.

         (b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below, a Tax Event Upon Merger if the event is specified in (iii) below, or an Additional Termination Event if the event is specified in (iv) below (provided that with respect to any Termination Event for which FT would otherwise be deemed an Affected Party or Burdened Party, Counterparty shall be deemed the Affected Party or Burdened Party for such Termination Event):

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

             (i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which this Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 11(k)) for such party (which will be the Affected Party)
             (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of this Transaction or to comply with any other material provision of this Confirmation or (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to this Transaction;

             (ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the Trade Date (regardless of whether such action is taken or brought with respect to a party to this Confirmation) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding date on which a payment is to be made under this Transaction (1) be required to pay to Salomon or Counterparty, as the case may be, an additional amount in respect of an Indemnifiable Tax under Section 13(b)(i)(4) (except in respect of interest under Section 10(d)(ii), 10(e) or 11(h)), or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 10(d)(ii), 10(e) or 11(h)) and no additional amount is required to be paid in respect of such Tax under Section 13(b)(i)(4) (other than by reason of the last sentence thereof); provided that the imposition of a U.S. withholding tax on any payment from Salomon to Counterparty pursuant to sections 882, 897, 1441 or 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder, shall not constitute a Termination Event;

             (iii) Tax Event Upon Merger. The party (the "Burdened Party") on the next succeeding date on which a payment is to be made under this Transaction will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 13(b)(i)(4) (except in respect of interest under Section 10(d)(ii), 10(e) or 11(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the Salomon or an FT Party, as the case may be, is not required to pay an additional amount (other than by reason of the last sentence of Section 13(b)(i)(4)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 9(a)(vi); or

             (iv) Additional Termination Event. (1) A Credit Event shall occur,
             (2) Counterparty shall cease to be wholly owned, directly or indirectly, by FT or (3) Counterparty shall not have posted collateral as required by Section 11(c) (in each case, Counterparty will be the Affected Party).

         (c) If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

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

             10. EARLY TERMINATION:

         (a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to Salomon or Counterparty (the "Defaulting Party") has occurred and is then continuing, the other (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date. Notwithstanding the foregoing, an Early Termination Date will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 9(a)(v)(l),
(3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 9(a)(v)(4) or, to the extent analogous thereto, (8).

         (b) Right to Terminate Following Termination Event.

             (i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify Salomon or Counterparty, as the case may be, specifying the nature of that Termination Event and will also give such other information about that Termination Event as such other party may reasonably require.

             (ii) Transfer to Avoid Termination Event. If either an Illegality under Section 9(b)(i)(l) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under
             Section 10(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 10(b)(i) all its rights and obligations under this Confirmation in respect of this Transaction to another of its Affiliates so that such Termination Event ceases to exist.

             If the Affected Party is not able to make such a transfer it will give notice to whichever of Salomon or Counterparty is not the Affected Party (the "Non-Affected Party"), to that effect within such 20 day period, whereupon the Non-Affected Party may effect such a transfer within 30 days after the notice is given under
             Section 10(b)(i). In addition, each party will use all reasonable efforts to explore additional alternatives to avoid the Termination Event.

             Any such transfer by Salomon or Counterparty under this Section 10(b)(ii) will be subject to and conditional upon the prior written consent of the other, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

             (iii) Two Affected Parties. If an Illegality under Section 9(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under
             Section 10(b)(i) on action to avoid that Termination Event.

             (iv) Right to Terminate. If:

                  (1) a transfer under Section 10(b)(ii) or an agreement under
                  Section 10(b)(iii), as the case may be, has not been effected with respect to this Transaction within 30 days after an Affected Party gives notice under Section 10(b)(i); or

                  (2) an Illegality under Section 9(b)(i)(2) or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

             either Salomon or Counterparty in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event, or the Non-Affected Party in the case of an Additional Termination Event may, by not more than 20 days notice to Salomon or Counterparty, as appropriate, and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of this Transaction.

         (c) Effect of Designation.

             (i) If notice designating an Early Termination Date is given under
             Section 10(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

             (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Sections 5, 6 or 11(h) will be required to be made, but without prejudice to the other provisions of this Confirmation. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 10(e).

         (d) Calculations.

             (i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each of Salomon and Counterparty will make the calculations on its part, if any, contemplated by Section 10(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 10(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid.

             (ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 10(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

         (e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to Set-off.

             (i) Events of Default. If the Early Termination Date results from an Event of Default, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Confirmation. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

             (ii) Termination Events. If the Early Termination Date results from a Termination Event:

                  (1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 10(e)(i), except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the Non-Affected Party, respectively.

                  (2) Two Affected Parties. If there are two Affected Parties, each of Salomon and Counterparty will determine its Loss in respect of this Confirmation and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y"). If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

             (iii) Adjustments for Bankruptcy. In circumstances where an Early Termination Date occurs as a result of the second sentence of
             Section 10(a), the amount determined under this Section 10(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one of Salomon or Counterparty to the other under this Confirmation (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 10(d)(ii).

             (iv) Determination of Loss. The parties agree that for purposes of calculating Salomon's Loss under Section 10(d) and (e) in connection with this Transaction, (i) if the disposition of the Covered Securities (other than to an affiliate or to a Permitted Transferee (as defined in the Disposition Agreement)) at the time of an Early Termination Date would be permitted under the terms of the Disposition Agreement, Salomon and its affiliates shall be entitled to dispose of any such Covered Securities over any number of Trading Days in a commercially reasonable manner as Salomon may determine; and (ii) if such a disposition would not be permitted under the terms of the Disposition Agreement, the value of such Covered Securities shall be deemed to be zero. In the case of clause (ii), provided that the FT Parties have paid to Salomon all amounts owing in respect of this Transaction, Salomon will use reasonable efforts to transfer the Covered Securities as directed by Counterparty once such Covered Securities may be transferred in accordance with the Disposition Agreement and will promptly remit to Counterparty the proceeds of such transfer (net of any withholding taxes that are required to be withheld from such sales proceeds), if any, received by Salomon.

         (f) Set-off. In addition to any rights of Set-off a party may have as a matter of law or otherwise, upon the occurrence of an Event of Default with respect to Salomon or Counterparty (Counterparty being deemed for this purpose to include FT) ("X"), the other party ("Y") will have the right (but will not be obliged) without prior notice to X or any other person to set-off any obligation of X owing to Y (whether or not arising under this Confirmation, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owing to X (whether or not arising under this Confirmation, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation). For the purpose of cross-currency set-off, Y may convert any obligation to another currency at a market rate reasonably determined by Y. If an obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

         11. MISCELLANEOUS:

         (a) Non-Affiliate Status. Each of the FT Parties represents and warrants to Salomon that neither it nor any of its Affiliates is as of the Trade Date, and agrees that none of them will during the term of this Transaction become, (i) an "affiliate" of Crown Castle within the meaning of the Securities Act or (ii) an officer, director or, individually or in the aggregate, a beneficial owner of more than 10% of any class of equity securities of Crown Castle required to file reports pursuant to Section 16(a) of the Exchange Act.

         (b) Conditions Precedent. It shall be a condition precedent to the obligations of the parties hereunder that (i) each of the FT Parties shall have executed and delivered the Purchase Agreement and (ii) the purchase and sale of the Covered Securities shall have occurred in accordance with the terms thereof. It shall be a condition precedent to the obligations of Salomon hereunder that FT (the "Guarantor") shall have executed on or prior to the Trade Date a guaranty of Counterparty's obligations hereunder (together with any successor guaranty issued pursuant to subsection (c) below, the "Guaranty") in form and substance satisfactory to Salomon.

         (c) Guaranty. (i) FT agrees to use its best efforts to request its board of directors to approve no later than March 21, 2002 the extension of the duration of the Guaranty during which claims must be filed to a term of three years from the date hereof, subject to reinstatement as provided in the Guaranty, and to increase the maximum amount authorized to be paid thereunder to an amount (calculated, if necessary, using applicable U.S. dollar/French franc spot exchange rates (or any replacement for such rates) prevailing at the time of the board action) at least equal to 150% multiplied by the Initial Notional Amount. Upon receipt of such authorization, FT shall within 3 Business Days execute and deliver a substitute Guaranty in favor of Salomon reflecting such new duration and maximum amount in form and substance satisfactory to Salomon and shall deliver to Salomon an opinion of counsel satisfactory to Salomon covering such matters relating to such substitute Guaranty as Salomon shall reasonably request. If FT has not obtained such authorization and executed and delivered such substitute Guaranty by March 21, 2002, unless otherwise agreed by Salomon, Counterparty shall be required to post U.S. dollar cash collateral to Salomon or Salomon's nominee within 3 Business Days in an amount equal to the Initial Notional Amount, pursuant to a pledge agreement satisfactory to Salomon, which pledge agreement shall provide for the payment of interest by Salomon to Counterparty on any such posted collateral at a market rate as agreed by the parties.

         (ii) If (A) at any time prior to March 21, 2002 or (B) at any time on or following such date, if Counterparty has not posted collateral in accordance with subparagraph (i) above, the maximum amount payable by FT under the Guaranty is less than 125% multiplied by the sum of (1) all accrued and unpaid amounts payable by Counterparty pursuant to Section 5 and (2) the greater of (x) one-half of the Outstanding Notional Amount and (y) the difference between the Outstanding Notional Amount and one-half of the value of the Remaining Securities as determined by Salomon in a commercially reasonable manner (calculated, if necessary, using applicable U.S. dollar/French franc spot exchange rates (or any replacement for such rates) prevailing at such time), unless otherwise agreed by Salomon, Counterparty shall be required to post U.S. dollar cash collateral to Salomon or Salomon's nominee within 4 Business Days in an amount at least equal to the amount of such shortfall, pursuant to a pledge agreement satisfactory to Salomon, which pledge agreement shall provide for the payment of interest by Salomon to Counterparty on any such posted collateral at a market rate as agreed by the parties.

         (d) Funding Cost Adjustment. If a Settlement Date occurs on a date that is not a Floating Amount Payment Date, and the Breakage Amount for such Settlement Date is positive, Counterparty shall pay such amount to Salomon on such Settlement Date. The "Breakage Amount" shall mean, for any Settlement Date, an amount equal to the product of (i) (A) the LIBOR rate in effect for the Calculation Period in which the Settlement Date occurs minus (B) LIBOR with a designated maturity equal to the period from and including such Settlement Date to but excluding the next Floating Amount Payment Date, calculated as of the start of such period, (ii) the number of days in such period, (iii) the aggregate Initial Price for all Covered Securities sold on the related Sale Date, and (iv) 1/360.

         (e) Netting. The respective cash payment obligations on any day of the FT Parties, on the one hand, and Salomon, on the other, with respect to this Transaction and the Purchase Agreement (but no other transactions) shall be netted. Salomon will provide Counterparty a schedule of payments being netted with respect to any such day.

         (f) Increased Costs. If Salomon determines that from the Trade Date (i) due to either (x) the introduction of or any change in or in the interpretation of any law or regulation or (y) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Salomon or its affiliates of engaging in this Transaction or related transactions, or (ii) compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) increases or would increase the amount of any capital required or expected to be maintained by Salomon or any affiliate of Salomon as a direct or indirect consequence of this Transaction ("Increased Costs"), then the FT Parties, jointly and severally, shall from time to time until this Transaction is no longer outstanding, promptly upon demand by Salomon, convey to Salomon additional amounts sufficient to compensate Salomon for such Increased Costs as are incurred. A certificate as to the amount of Increased Costs, submitted to the FT Parties by Salomon, shall be conclusive and binding for all purposes absent manifest error.

         (g) Credit Support Document. The Guaranty shall be a "Credit Support Document" with respect to Counterparty, and the Guarantor shall be a "Credit Support Provider" with respect to Counterparty.

         (h) Default Interest. Prior to the occurrence or effective designation of an Early Termination Date, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 10(c), be required to pay interest (before as well as after judgment) on the overdue amount to the party entitled to receive such defaulted payment on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

         (i) Calculation Agent. Salomon shall make all calculations, adjustments and determinations required pursuant to this Transaction. Salomon's calculations, adjustments and determinations shall be made in good faith and shall be binding absent manifest error; provided that if Counterparty disputes any calculation of a Floating Amount, Settlement Floating Amount or Breakage Amount (or any component thereof) or an adjustment pursuant to Section 8, Counterparty and Salomon agree to jointly appoint an independent third party equity derivatives dealer with experience in transactions similar to this transaction to make such calculation or adjustment (or if Counterparty and Salomon do not agree on such a third party, each of Counterparty and Salomon shall choose such a third party, and such third parties shall appoint another such third party to make such calculation or adjustment). The calculation or adjustment by such third party shall be binding on the FT Parties and Salomon. The expenses of such third party shall be borne equally by the FT Parties (jointly and severally), on the one hand, and Salomon, on the other.

         (j) Expenses. A Defaulting Party will, on demand, indemnify and hold harmless the Non-defaulting Party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Confirmation or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of this Transaction, including, but not limited to, costs of collection; provided that if Counterparty is the Defaulting Party, FT shall be jointly and severally liable for its obligations under this subsection.

         (k) Maintain Authorizations. Each party agrees that it will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Confirmation and will use all reasonable efforts to obtain any that may become necessary in the future.

         (l) Comply with Laws. Each party agrees that it will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Confirmation.

         (m) Payment of Stamp Tax. Each party agrees that, subject to subsection
(j) above, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Confirmation by a jurisdiction in which it is incorporated, organized, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Confirmation is located ("Stamp Tax Jurisdiction") and will indemnify Salomon, if such party is FT or Counterparty, or Counterparty, if such party is Salomon, against any Stamp Tax levied or imposed upon such other party or in respect of such other party's execution or performance of this Confirmation by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

         (n) Transfer. Subject to Section 10(b)(ii), neither this Confirmation nor any interest or obligation in or under this Confirmation may be transferred (whether by way of security or otherwise) by either of the FT Parties, on the one hand, or by Salomon, on the other, without the prior written consent of the other, except that:

             (i) a party may make such a transfer of this Confirmation pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Confirmation); and

             (ii) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under
             Section 10(e).

         Any purported transfer that is not in compliance with this subsection will be void.

         (o) Entire Agreement. This Confirmation, together with the Purchase Agreement, Disposition Agreement and Guaranty, constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

         (p) Amendments. No amendment, modification or waiver in respect of this Confirmation will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

         (q) Survival of Obligations. Without prejudice to Sections 2 and 10(c)(ii), the obligations of the parties under this Confirmation will survive the termination of this Transaction.

         (r) Remedies Cumulative. Except as provided in this Confirmation, the rights, powers, remedies and privileges provided in this Confirmation are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law. A failure or delay in exercising any right, power or privilege in respect of this Confirmation will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

         (s) Counterparts. This Confirmation (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

         (t) Service of Process. The parties irrevocably consent to service of process given in the manner provided for notices in Section 17. In addition, each of FT and Counterparty shall irrevocably appoint and maintain so long as it has any obligation under this Agreement an agent in New York City to receive, for it and on its behalf, service of process in any action, suit or proceedings relating to this Confirmation ("Proceedings"), and shall promptly notify Salomon of the name and address of such agent and of any change thereof. Nothing in this Confirmation will affect the right of a party to serve process in any other manner permitted by law.

         (u) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings; provided that such waiver shall not apply to the assets of FT that are allocated to its public service mission, in accordance with the provisions of Article 23-1 of Act No. 90-568, dated July 2, 1990, as amended by Act No. 96-660, dated July 26, 1996, to the extent required by such provisions.

         (v) Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with this Transaction and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of it and its affiliates.

         (w) Severability; Illegality. If compliance by a party with any provision of this Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of this Transaction shall not be invalidated, but shall remain in full force and effect.

         (x) Cash Payments. All references herein to "dollars" or "$" are to U.S. dollars. All amounts payable in cash shall be payable in dollars in immediately available funds.

         (y) Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TRANSACTION OR THE ACTIONS OF SALOMON OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

         (z) Trading Activity. Each of the FT Parties acknowledges that the proprietary trading and other activities and transactions of Salomon and its affiliates may adversely affect the price at which Covered Securities are sold pursuant to Section 7.

         (aa) Delivery of Opinion. On the date hereof, Counterparty and FT will provide to Salomon opinions of counsel regarding this Transaction in form and substance reasonably satisfactory to Salomon.

             12. INDEMNIFICATION BY FT PARTIES AND CONTRIBUTION:

             (a) Each of the FT Parties agrees, jointly and severally (each, in such capacity, an "Indemnifying Party"), to indemnify and hold harmless Salomon, its affiliates, their respective directors, officers and employees and each person who controls Salomon or its affiliates within the meaning of either the Securities Act or the Exchange Act (each, an "Indemnified Party") against, and each Indemnifying Party agrees that no Indemnified Party shall have any liability to the Indemnifying Parties or any of their affiliates, officers, directors, or employees for, any liability (whether direct or indirect, in contract, tort or otherwise) for, any losses, claims, damages, liabilities or expenses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions, claims, investigations or proceedings in respect thereof, whether commenced or threatened) (A) arise out of or relate to the breach by an Indemnifying Party of any provision hereunder or the failure of any representation by an Indemnifying Party to have been true and correct when made, or from an allegation by a third party (other than an Indemnified Party) that an Indemnifying Party acted or failed to act in a manner that, as alleged, would have constituted such a breach or failure, (B) arise out of or relate to actions or failures to act by an Indemnified Party with the consent of, at the direction of or in reliance on an Indemnifying Party, or (C) otherwise arise out of or relate to this Transaction, the Purchase Agreement or any related transactions; provided that clause (A) shall not apply to the extent, but only to the extent, that a false allegation regarding the breach or failure by an Indemnifying Party resulted primarily from the gross negligence or willful misconduct of an Indemnified Party; provided, further, that clauses (B) and (C) shall not apply to the extent, but only to the extent, that any losses, claims, damages, liabilities or expenses of an Indemnified Party have resulted from the gross negligence or willful misconduct of an Indemnified Party. Each Indemnifying Party jointly and severally agrees, promptly on demand, to reimburse each such Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action. This indemnity agreement shall be in addition to any liability which the Indemnifying Parties may otherwise have.

             (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under subsection (a) above, notify such Indemnifying Party in writing of the commencement thereof, but the omission so to notify an Indemnifying Party will not relieve such Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under subsection (a) or, in respect of subsection (a), to the extent that such Indemnifying Party was not materially prejudiced by such failure to notify. In case any such action is brought against any Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, such Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided that if the defendants in any such action include both the Indemnified Party and an Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to such Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to represent such Indemnified Party or parties. Upon receipt of notice from an Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, such Indemnifying Party will not be liable to such Indemnified Party under subsection (a) above for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless
(A) the Indemnified Party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Parties shall not be liable for the expenses of more than one separate counsel (in addition to local counsel), representing the Indemnified Parties who are parties to such action), (B) an Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (C) an Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of such Indemnifying Party; and except that, if clause (A) or (C) is applicable, such liability shall be only in respect of the counsel referred to in such clause (A) or (C). An Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, the Indemnifying Parties agree, jointly and severally, to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising from such proceeding.

         (c) If for any reason the indemnification pursuant to subsection (a) above is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Indemnifying Parties shall contribute, jointly and severally, to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by Counterparty, on the one hand, and such Indemnified Party, on the other, pursuant to this Transaction or any related transactions or, to the extent such allocation is unavailable for any reason, in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnifying Parties and such Indemnified Party with respect to such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by Counterparty, on the one hand, and such Indemnified Party, on the other, shall be in the same proportion as the aggregate Initial Price for all Covered Securities bears to the market value of the Transaction to Salomon on the date hereof (as reasonably determined by the Calculation Agent).

             13. TAX MATTERS.

         (a) Certain Information. Each of the FT Parties, on the one hand, and Salomon, on the other, agrees that, so long as it has or may have any obligation under this Confirmation, it will, upon reasonable demand by the other, deliver to the other, or to such government or taxing authority as the other reasonably directs, any form or document that may be required or reasonably requested in writing in order to allow such party or its Credit Support Provider to make a payment under this Confirmation or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification as soon as reasonably practicable following such demand.

         (b) Deduction or Withholding of Tax. Except as otherwise provided in subsection (c) below:

             (i) All payments under this Confirmation will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect; provided that this Section 13(b)(i) shall not apply to any amounts required to be withheld with respect to dividends paid on or the proceeds of the sale of Covered Securities pursuant to sections 882, 897, 1441 or 1445 of the Code or the Treasury regulations thereunder. If a party is so required to deduct or withhold, then that party ("X") will:

                  (1) promptly notify the party entitled to receive such payment ("Y") of such requirement;

                  (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 13(b)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

                  (3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

                  (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for the failure by Y to comply with or perform its obligations under subsection (a) above.

             (ii) If:

                  (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 13(b)(i)(4);

                  (2) X does not so deduct or withhold; and

                  (3) a liability resulting from such Tax is assessed directly against X,

             then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform its obligations under subsection (a)).

         (c) Notwithstanding anything to the contrary herein:

             (i) Characterization of the Transaction. Counterparty, FT and Salomon each agree to treat the transactions contemplated by this Transaction and the Purchase Agreement for U.S. federal, state and local income tax purposes only as a single integrated transaction (the "Integrated Transaction") constituting a loan by Salomon to Counterparty secured by the Covered Securities (but for all other purposes as a sale and an equity swap and not, for the avoidance of doubt, as a transaction by which beneficial ownership of the Covered Securities shall rest in Counterparty or FT). Counterparty, FT and Salomon each agree to report the Integrated Transaction as a loan on any U.S. federal, state and local tax return or filing it may submit, and agree not to take any position on such return or filing, or take any other U.S. federal, state or local tax reporting position, inconsistent with the treatment of the Integrated Transaction as a loan.

             (ii) Tax Payments. The FT Parties agree, jointly and severally, to satisfy any and all of its tax payment obligations that may arise in connection with the payments made by Salomon to Counterparty under this Transaction and will make all of the required tax payments directly to the relevant tax authorities; provided, however, that Salomon shall withhold from any payment to Counterparty under this Confirmation any U.S. federal tax that it may be required to withhold pursuant to sections 881 and 1441 of the Code and the Treasury regulations thereunder.

             (iii) Indemnity for Certain Taxes. The FT Parties agree, jointly and severally, to indemnify and save Salomon harmless from any and all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed on Salomon, and any costs or expenses that Salomon may incur, in respect of U.S. taxes due on any payments from Salomon to Counterparty under this Transaction, other than any U.S. withholding tax payable by Salomon pursuant to sections 881 and 1441 of the Code.

             (iv) Notice of Claims. Upon receipt by Salomon of notice of any claim by or dispute with the U.S. taxing authority relating to taxes covered by this Section 13(c), Salomon will notify Counterparty of such notice or claim promptly but in any event within fifteen (15) days; provided, however, that Salomon's failure to notify Counterparty of such notice or claim shall not relieve Counterparty or FT from any liability under this Section 13(c) except to the extent Counterparty or FT, as the case may be, has been materially prejudiced by such failure.

             (v) Contests. Salomon will have the right to determine, in its sole discretion but in consultation with Counterparty, whether to contest any claim for which it would be indemnified pursuant to this Section 13(c); provided that Salomon will not unreasonably reject a request by Counterparty to contest such claim or dispute. Salomon retains the right to conduct in its sole discretion the defense of any claim or dispute for which it would be indemnified pursuant to this Section 13(c), although Salomon hereby agrees to consult with Counterparty in connection therewith while making Salomon's best efforts to take into account both the interest of Citigroup Inc. and the interest of Counterparty in such contest (although, as described above, any decisions relating to the conduct of the defense will be made by Salomon in its sole discretion). Salomon and Counterparty hereby stipulate that a decision not to contest a claim would be unreasonable if the specific issue to be contested is whether the Common Shares are "regularly traded" within the meaning of Regulation Section 1.897-9T(d), and, Salomon will consult with Counterparty in all material aspects of the planning of the defense strategy and in all material decisions relating to the conduct of the defense while making Salomon's best efforts to take into account both the interest of Citigroup Inc. and the interest of Counterparty in such contest (although, as described above, any decisions relating to the conduct of the defense will be made by Salomon in its sole discretion).

             (vi) Records and Information. Upon a reasonable request by the other, Salomon, on the one hand, and the FT Parties, on the other, each will make available to the other and to any U.S. federal tax authority, all information, records or documents relating to any taxes covered by this Section 13(c). Each of Salomon, Counterparty and FT will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

             (vii) Survival. Notwithstanding anything to the contrary in this Confirmation, all obligations under this Section 13(c) shall survive and continue until 30 days following the expiration of the applicable statute of limitations or extensions thereof.

             14. CONTRACTUAL CURRENCY:

         (a) Payment in the Contractual Currency. Each payment under this Confirmation will be made in the relevant currency specified in this Confirmation for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Confirmation in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Confirmation. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Confirmation, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Confirmation, the party receiving the payment will refund promptly the amount of such excess.

         (b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Confirmation, (ii) for the payment of any amount relating to any early termination in respect of this Confirmation or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the payor the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the payor any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

         (c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Confirmation, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Confirmation.

         (d) Evidence of Loss. For the purpose of this Section 14, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

             15. REPRESENTATIONS:

         (a) Each party represents to each other party as of the Trade Date that:

         (i) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

         (ii) It has the power to execute this Confirmation and any other documentation relating to this Confirmation to which it is a party, to deliver this Confirmation and any other documentation relating to this Confirmation that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such execution, delivery and performance;

         (iii) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

         (iv) All governmental and other consents that are required to have been obtained by it with respect to this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

         (v) Its obligations under this Confirmation constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

         (vi) No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Confirmation.

         (vii) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Confirmation or its ability to perform its obligations under this Confirmation.

         (viii) It is acting as principal for its own account and not as agent when entering into this Transaction;

         (ix) It has sufficient knowledge and expertise to enter into this Transaction and it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as its deems necessary and not upon any view expressed by the other. It has made its own independent decision to enter into this Transaction, is acting at arm's length and is not relying on any communication (written or oral) of the other party as a recommendation or investment advice regarding this Transaction. It has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of this Transaction and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks. It acknowledges and agrees that the other party is not acting as a fiduciary or advisor to it in connection with this Transaction. It is entering into this Transaction in connection with a line of business and not for purposes of speculation; and

         (x) It is an "accredited investor" as defined in Section 2(a)(15)(ii) of the Securities Act and an "eligible swap participant" as such term is defined in 17 C.F.R. Section 35.1(b)(2).

         (b) Each of the FT Parties represents as of the Trade Date to Salomon that:

         (i) It understands that no obligations of Salomon to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Salomon or any governmental agency;

         (ii) Its investments in and liabilities in respect of this Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with this Transaction, including the loss of its entire investment in this Transaction;

         (iii) It understands that this Transaction and, except as provided in Section 7 and Annex I, the transactions contemplated herein will not be registered under the Securities Act or any state securities law or other applicable federal securities law;

         (iv)     Counterparty is wholly owned, directly or indirectly, by FT;

         (v) No part of the amounts received by Counterparty under this Transaction or the Purchase Agreement will be used for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock (as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System); and

         (vi) IT UNDERSTANDS THAT THIS TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

             16.  ACCOUNTS FOR PAYMENT:

                  To Salomon:               To be advised.

                  To Counterparty:          To be advised.

             17.  NOTICES:

         (a) Effectiveness. Any notice or other communication in respect of this Confirmation may be given in any manner set forth below (except that a notice or other communication under Section 9 or 10 may not be given by facsimile transmission or electronic messaging system) to the address or number provided in subsection (b) and will be deemed effective as indicated:

         (i) if in writing and delivered in person or by courier, on the date it is delivered;

         (ii) if sent by telex, on the date the recipient's answerback is received;

         (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine); or

         (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted,

         unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

         (b) Addresses. All notices or communications to Counterparty, FT or Salomon shall be delivered to the following addresses (or such other address as such party shall specify by notice to the other):

                  To Salomon:               Salomon Brothers International Limited
                                            Victoria Plaza
                                            111 Buckingham Palace Road
                                            London SW1W 0SB
                                            England
                  Attention:                Jason Shrednick
                  Facsimile:                44-20-7721-4363
                  Telephone:                44-20-7721-4292

                  with a copy to:           Donald A. Bendernagel, Esq.
                                            Salomon Brothers Holding Company Inc
                                            388 Greenwich Street - 20th Floor
                                            New York, New York 10013
                  Facsimile:                (212) 816-4223
                  Telephone:                (212) 816-2747

                  To FT:                    France Telecom S.A.
                                            Direction Juridique et Fiscale
                                            6 place d'Alleray
                                            75505 Paris Cedex 15
                  Attention:                Jean-Philippe Roulet
                  Facsimile:                33-1-44-44-03-67
                  Telephone:                33-1-44-44-94-38

                  with a copy to:           Olivier Froissart
                                            Direction des Operations de Fusions et Acquisitions
                                            France Telecom S.A.
                                            6 place d'Alleray
                                            75505 Paris Cedex 15
                  Facsimile:                33-1-44-44-11-61
                  Telephone:                33-1-44-44-24-36

                  To Counterparty:          Transmission Future Networks B.V.
                                            Strawinskylaan 3501
                                            1077ZX Amsterdam
                                            Netherlands
                  Attention:                Gregory Richardson
                  Facsimile:                31-2-07-10-50-01
                  Telephone:                To be advised

                  with a copy to FT

             18. ADDITIONAL DEFINITIONS:

         As used in this Confirmation,

         "Affiliate" means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

         "Applicable Rate" means (i) in respect of obligations payable or deliverable (or which would have been but for Section 2) by a Defaulting Party, the Default Rate, (ii) in respect of an obligation to pay an amount under
Section 10(e) of a party from and after the date (determined in accordance with Section 10(d)(ii)) on which that amount is payable, the Default Rate, (iii) in respect of all other obligations payable or deliverable (or which would have been but for Section 2) by a Non-defaulting Party, the Non-default Rate; and
(iv) in all other cases, the Termination Rate.

         "Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which this Transaction is entered into.

         "consent" includes a consent, approval, action, authorization, exemption, notice, filing, registration or exchange control consent.

         "Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

         "Early Termination Date" means the date determined in accordance with
Section 10(a) or 10(b)(iv).

         "Indemnifiable Tax" means any Tax other than a Tax that would not be imposed in respect of a payment under this Confirmation but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Confirmation).

         "law" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

         "Loss" means, with respect to this Confirmation and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Confirmation, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11(j). A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

         "Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

         "Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

         "Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 10 is entitled or subject (whether arising under this Confirmation, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

         "Stamp Tax" means any stamp, registration, documentation or similar tax.

         "Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Confirmation other than a stamp, registration, documentation or similar tax.

         "Termination Currency" meaning U.S. dollars.

         "Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Loss is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 10(e), be selected in good faith by that party and otherwise will be agreed by the parties.

         "Termination Event" means an Illegality, a Tax Event, a Tax Event Upon Merger or an Additional Termination Event.

         "Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

                                          Yours sincerely,

                                          SALOMON BROTHERS INTERNATIONAL
                                            LIMITED

                                          By:/s/ THOMAS PETRONE
                                             -----------------------------
                                             Name: Thomas Petrone
                                             Authorized Representative



Confirmed as of the date first above written:

TRANSMISSION FUTURE NETWORKS B.V.

By: /s/ GIDEON JOHANNES VAN DER PLOEG
   -----------------------------------------
    Name: Gideon Johannes van der Ploeg
    Title: Managing Director

FRANCE TELECOM S.A.

By: /s/ ERIC BOUVIER
   -----------------------------------------
    Name: Eric Bouvier
    Title: Senior Vice President

                                     Annex I

                    Conditions for Underwritten Offerings and
              Certain Gradual Market Distributions and Block Sales

         The following conditions shall apply to the sale of Covered Securities pursuant to Underwritten Offerings, Gradual Market Distributions and Block Sales to the extent set forth in Section 7(d) of the Confirmation of which this Annex I forms a part.

         1. The registration rights provided in the Disposition Agreement (the "Registration Provisions") shall be in full force and effect, and Salomon (or its "Permitted Transferee" (as defined in the Disposition Agreement)) shall be entitled to the benefit of such Registration Provisions in connection with the sale of all such Covered Securities.

         2. (i) Crown Castle shall have made available pursuant to the Registration Provisions an effective registration statement and one or more prospectuses as necessary to allow Salomon (or any such Permitted Transferee) to comply with the applicable prospectus delivery requirements for the resale by Salomon (or such Permitted Transferee) of all such Covered Securities; (ii) such registration statement shall be effective and such prospectuses shall be current on any Trading Day on which any Covered Securities are to be sold pursuant to an Underwritten Offering, Gradual Market Distribution or Block Sale; (iii) Crown Castle shall not have notified Counterparty, Salomon or any underwriter, pursuant to Section 1.04(f) of the Registration Provisions or otherwise, of the happening of any event as a result of which such prospectuses include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and
(iv) Crown Castle shall not have exercised its rights under Section 1.09(a) of the Registration Provisions to suspend its obligation to cause such registration statement to become or remain effective in respect of any such Trading Day.

         3. Crown Castle shall have provided to Salomon and its affiliates and any underwriter (i) the opportunity to perform such due diligence as requested by Salomon and its affiliates or the underwriter, including, without limitation, the opportunity to review financial and other records and corporate documents of Crown Castle and to make inquiries of officers of Crown Castle, as provided in
Section 1.04(h) of the Registration Provisions, and (ii) the opinions of counsel and comfort letter described in Section 1.04(g) of the Registration Provisions. The results of such due diligence and such opinion of counsel and comfort letter shall be satisfactory to Salomon.

         4. Crown Castle shall have caused all such Covered Securities to be listed on the Principal Market and each other exchange or quotation system on which the Covered Securities are then traded or quoted.

         5. Crown Castle shall have complied with all of its other obligations pursuant to the Registration Provisions.

         6. In the case of an Underwritten Offering, all conditions precedent to the underwriter's obligations under the underwriting agreement shall have been satisfied or waived.

         7. Counterparty and/or FT shall have paid all costs and expenses (including, without limitation, fees, expenses and disbursements of counsel) incurred by Salomon and its affiliates in connection with the Underwritten Offering, Gradual Market Distribution or Block Sale, as the case may be.
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